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                                                                      EXHIBIT 23





The Board of Directors
FirstMerit Corporation





We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, and 33-57557 on Forms S-8, of our report dated January 19, 1996, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the 1995 annual report on Form 10-K of FirstMerit Corporation.




/s/ Coopers & Lybrand

Akron, Ohio
March 15, 1996